*090201* *090201*

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov	EXHIBIT 3.1

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

CARDIOGENICS HOLDINGS INC.

2. The articles have been amended as follows: (provide article numbers, if available)

The first paragraph of Article FOURTH of the Articles of Incorporation of CardioGenics Holdings Inc. (the "Corporation") is hereby amended to read as follows:

{See Annex 1 to this Certificate of Amendment}

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: ____74.2_____%

4. Effective date and time of filing: (optional)          Date:                                                     Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X	/s/ Yahia Gawad
Signature of Officer Yahia Gawad, Chief Executive Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Amend Profit-After
This form must be accompanied by appropriate fees.	Revised: 8-31-11

ANNEX 1

to

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION

of

CARDIOGENICS HOLDINGS INC.

The aggregate number of shares which the Corporation shall have authority to issue is Two Hundred Million (200,000,000) of which (a) One Hundred Fifty Million (150,000,000) shares shall be common stock, par value $0.00001 and (b) Fifty Million (50,000,000) shares shall be preferred stock, par value $0.00001. The preferred stock may be issued from time to time in one or more series, the number of shares and any designation of each and the voting powers, designations, preferences and relative, participating, optional and other special rights of the shares of each series, and the qualifications, limitations and restrictions thereof, to be stated and expressed in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors, subject to limitations provided by law.